News Release

SINCLAIR REPORTS SECOND QUARTER 2021 FINANCIAL RESULTS

BALTIMORE (August 4, 2021) - Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the "Company" or "Sinclair," today reported financial results for the three and six months ended June 30, 2021.

Second Quarter Highlights
•Consolidated total revenue increased 26% to $1,612 million as compared to the second quarter of 2020.
•Consolidated operating loss of $178 million, including $35 million of non-recurring costs for transaction and transition services, COVID, legal, and regulatory costs ("Adjustments") decreased compared to operating income in the second quarter of 2020 of $492 million, which included $9 million of Adjustments. Excluding the Adjustments, operating loss of $143 million decreased $644 million compared to the second quarter of 2020, in which no live sporting events were produced or played due to COVID-19.
•Net loss attributable to the Company was $332 million versus net income of $252 million in the prior year period. Excluding the Adjustments, the Company had a net loss of $303 million.
•Consolidated Adjusted EBITDA, which excludes the Adjustments, of $433 million, increased 70% versus the second quarter of 2020.

CEO Comment:
"Results for the quarter were solid, as we outperformed our expectations amid the continued recovery in the core advertising market, as well as timing of expenses and our ongoing cost control efforts," said Chris Ripley, Sinclair's President & Chief Executive Officer. "As we progress through the year, we have been making great strides in a number of areas, including planning our direct-to-consumer local sports service expected to launch next year, the debut of gamification elements in conjunction with Bally Sports in some of our sports programming, and the evolution of our digital agency Compulse into an omni-channel marketing technology platform for local agencies and media companies. All of these areas, along with our achievements with ATSC 3.0 and our upcoming expansion of The National Desk, our news show for a national audience with a local perspective, are expected to be important components of our company's strategy in the years ahead."

Ripley continued, "We believe the full value of Sinclair is not reflected in the Company's current stock price. There are numerous assets, apart from our broadcasting and regional sports networks businesses, that we believe have appreciable value. These include our warrants and options in Bally's Corp., our licensed broadcast spectrum, the remaining tax benefit that came as a result of our RSN purchase in 2019, and our investments in non-core businesses and equity stakes, that we believe have a market value well in excess of book value. Together, we believe these assets alone are worth more per share than where the Company's stock is currently trading."

Ripley concluded, "Moving forward, we remain confident that our multi-pronged approach to growing our business through emphasizing multi-channel content, marketing services, data distribution, and gamification and community, along with our valuable and diversified asset base, will continue to move us toward our goal of becoming a top next generation media company.”

Recent Company Developments:
Achievements:
•In June, Fortune Magazine named the Company to the Fortune 500 for the first time, ranking it 465 on the list. Sinclair’s place on the Fortune 500 follows years of tremendous growth and monumental achievements for the company.

Transactions:
•In May, the Company completed the divestiture of the license assets of KGBT in Harlingen, TX.
•In May, Lotus Communications Corporation agreed to acquire, subject to FCC approval, the Company's radio stations in the Seattle, WA market for an aggregate consideration of approximately $18 million in cash and advertising rights. The deal includes News Radio KOMO 1000 AM & 97.7 FM, KPLZ “Star” 101.5 FM, and Talk Radio KVI 570 AM.
•In June, the Company completed the divestiture of its interests in Triangle Sign & Service, LLC, for an aggregate price of $12 million.

Content and Distribution:
•In July, the Company announced that its Compulse business had transformed into a marketing, technology and managed services company, releasing its Compulse 360 software for digital media, offering omni-channel, digital solutions to enable clients to run local campaigns at scale.
•In July, Tennis Channel extended its media rights agreement with Wimbledon through 2036, adding 12 years to its agreement.

Community:
•In May, The Press Club of Atlantic City honored Sinclair-owned WBFF FOX45 in Baltimore, MD and WKRC Local 12 in Cincinnati, OH with a total of four National Headliner Awards for the news teams’ investigative coverage of critical issues that significantly impact local communities.
•In June, the Company selected seven winning applicants for its Broadcast Diversity Scholarship, awarding tuition assistance to students demonstrating a promising future in the broadcast industry.
•In June and July, the Company partnered with the American Red Cross for the “Sinclair Cares: Roll Up Your Sleeves” campaign, to urge Sinclair viewers to help increase U.S. blood supplies by making a blood donation appointment, volunteering time, or providing financial contributions for the cause.
•Year-to-date, Sinclair's newsrooms have won a total of 210 journalism awards, including 37 Regional RTDNA Edward R. Murrow awards and 63 regional Emmy awards. In addition, the Company's RSNs accumulated 32 Emmy's.

NEXTGEN Broadcasting (ATSC 3.0):
•In June, BitPath, CAST.ERA and ONE Media demonstrated dramatic new use cases for the NEXTGEN Broadcast (ATSC 3.0) standard. GPS enhancement data was broadcast proving the ability to enhance the accuracy of the Global Positioning System (GPS) significantly, debuting a major new tool for autonomous vehicle navigation. Additionally, a drone incorporating eGPS and a 5G radio was used to show the potential of “Beyond Visual Line of Sight” observation and live imagery with near real-time broadcast of gathered live images, paving the way for multiple new use cases including news and first responder applications.
•As of the end of July, the Company has launched NEXTGEN TV in 17 cities, including recent launches in Baltimore, MD, Grand Rapids, MI, and Little Rock, AR.

•In April, CAST.ERA, a media technology joint venture between Sinclair and SK Telecom, announced it expects to launch this year a next generation broadcast solution that boosts television content quality utilizing SK Telecom's 5G cloud and AI technology.

Three Months Ended June 30, 2021 Consolidated Financial Results:
•Total revenues increased 26% to $1,612 million versus $1,283 million in the prior year period. Media revenues increased 27% to $1,600 million versus $1,260 million in the same period a year ago.
•Total advertising revenues of $491 million increased 109% versus $235 million in the prior year period, due to the general recovery of the advertising market from the pandemic and the resumption of professional sports games compared with none being played in the prior year quarter. The gains were partially offset by the absence of political revenues, as 2021 is a non-political year. Core advertising revenues, which excludes political revenues, in the second quarter of $486 million were up 125% versus $216 million in the second quarter of 2020, due to the same factors that drove total advertising revenue gains.
•Distribution revenues were $1,078 million versus $1,010 million in the same period a year ago, with the increase driven mainly by the absence of accruals for distributor rebates tied to minimum game guarantees. The gains were partially offset by dropped carriage of the Company's RSNs and subscriber churn.
•Operating loss of $178 million, included Adjustments of $35 million versus operating income of $492 million in the prior year period, which included $9 million of Adjustments. Operating loss, when excluding the Adjustments decreased to $143 million from operating income of $501 million for the same prior-year period.
•Net loss attributable to the Company was $332 million versus net income of $252 million in the prior year period. Excluding Adjustments, the Company had net loss of $303 million. Adjusted EBITDA, which excludes Adjustments, increased 70% to $433 million from $254 million in the prior year period.
•Diluted loss per common share was $4.41 as compared to diluted earnings per common share of $3.12 in the prior year period. On a diluted share basis, the impact of Adjustments in the three months ending June 30, 2021 was $(0.39) and the impact of Adjustments in the three months ending June 30, 2020 was $(0.09).
Six Months Ended June 30, 2021 Consolidated Financial Results:
•Total revenues increased 8% to $3,123 million versus $2,892 million in the prior year period. Media revenues increased 9% to $3,097 million versus $2,834 million in the same period a year ago.
•Total advertising revenues of $862 million increased 36% versus $635 million in the prior year period, due to the general recovery of local advertising and more professional sports games in 2021, offset by the absence of political revenues, as 2021 is a non-political year. Core advertising revenues, which excludes political revenues of $853 million, were up 48% versus $575 million in the same period a year ago, benefiting from the general recovery and more local sports games taking place in the period compared to the same period a year ago.
•Distribution revenues were $2,187 million versus $2,165 million in the same period a year ago, with the increase the result of the absence of distributor rebate accruals that were present in the prior year period.
•Operating loss of $143 million, included Adjustments of $67 million, versus operating income of $819 million in the prior year period, which included $29 million of Adjustments. Operating loss when excluding the Adjustments decreased to $76 million from operating income of $848 million for the same prior year period.

•Net loss attributable to the Company was $344 million versus net income of $375 million in the prior year period. Excluding Adjustments, the Company had net loss of $290 million. Adjusted EBITDA, which excludes Adjustments, increased 15% to $615 million from $535 million in the prior year period.
•Diluted loss per common share was $4.59 as compared to diluted earnings per common share of $4.36 in the prior year period. On a diluted-per-share basis, the impact of Adjustments in the six months ending June 30, 2021 was $(0.72) and the impact of Adjustments in the six months ending June 30, 2020 was $(0.28).

Consolidated and Segment Highlights
The below highlights include the launch of Marquee Sports Network (February 22, 2020), the divestiture of the non-license assets in Harlingen, TX (January 27, 2020), the divestiture of WDKY in Lexington, KY (September 17, 2020), the divestiture of WDKA and KBSI in the Cape Girardeau MO/Paducah KY market (February 1, 2021), the acquisition of ZypMedia (February 5, 2021), the divestiture of the license assets in Harlingen, TX (May 24, 2021), and the divestiture of Triangle Sign and Service (June 2, 2021).

Segment financial information is included in the following tables for the periods presented. The Broadcast segment consists primarily of broadcast television stations, which the Company owns, operates or to which the Company provides services. The Local Sports segment consists primarily of the RSNs. The Other segment includes corporate, original networks and content, including Tennis Channel, non-broadcast digital and internet solutions, technical services, and other non-media investments.

Three months ended June 30, 2021	Broadcast		Local Sports		Corporate, Other & Elimination		Consolidated
($ in millions)
Revenue Highlights:
Distribution revenue	$363		$666	(a)	$49		$1,078
Advertising revenue	280		162		49		491
Other media revenue	44	(b)	10		(23)	(b)	31
Media revenues	$687		$838		$75		$1,600
Non-media revenue	—		—		12		12
Total revenues	$687		$838		$87		$1,612

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$475		$1,045	(b)	$59	(b)	$1,579
Sports rights amortization included in media production expenses	—		829		—		829
Non-media expenses	—		—		14		14
Corporate general and administrative expenses	29		3		4		36

Other Highlights:
Sports rights payments	—		403	(a)	—		403
Program contract payments	22		—		3		25
Capital expenditures(c)	5		5		3		13
Interest expense (net) (d)	1		102		48		151
Adjusted EBITDA(e)							433
(a)Local Sports distribution revenue includes $11 million for the reversal of previously accrued rebates to distributors tied to minimum game guarantees. Sports rights payments includes approximately $36 million of lower payments to and rebates from teams for sports rights overpayments tied to minimum game guarantees.

(b)For the quarter ended June 30, 2021, Broadcast includes $27 million of revenue for services provided by the Broadcast segment to the Local Sports and Other segments and the Local Sports segment includes $27 million of selling, general, and administrative expenses for services provided by the Broadcast segment to the Local Sports segment. Such amounts are eliminated in consolidation.
(c)Capital expenditures exclude $4 million of repack capital expenditures expected to be reimbursed in the future from the TV Broadcaster Relocation Fund administered by the FCC.
(d)Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(e)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring transaction and transition service, COVID, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense and sports rights amortization; less sports rights payments and program contract payments. Refer to the reconciliation on the last page of this press release and the Company's website.

Three months ended June 30, 2020	Broadcast		Local Sports		Corporate, Other & Elimination		Consolidated
($ in millions)
Revenue Highlights:
Distribution revenue	$349		$610	(a)	$51		$1,010
Advertising revenue	208		3		24		235
Other media revenue	35	(b)	3		(23)	(b)	15
Media revenues	$592		$616		$52		$1,260
Non-media revenue	—		—		23		23
Total revenues	$592		$616		$75		$1,283

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$430		$106	(b)	$33	(b)	$569
Sports rights amortization included in Media production expenses	—		5		—		5
Non-media expenses	—		—		21		21
Corporate general and administrative expenses	27		2		3		32

Other Highlights:
Sports rights payments	—		413	(a)	—		413
Program contract payments	24		—		—		24
Capital expenditures(c)	9		8		15		32
Interest expense (net)(d)	1		105		46		152
Adjusted EBITDA(e)							254
(a)Local Sports distribution revenue includes $124 million for the accrual of rebates to distributors tied to minimum game guarantees. Sports rights payments includes approximately $9 million of lower payments to and rebates from teams for sports rights overpayments tied to minimum game guarantees.
(b)For the quarter ended June 30, 2020, Broadcast includes $25 million of revenue for services provided by the Broadcast segment to the Local Sports and Other segments and the Local Sports segment includes $25 million of selling, general, and administrative expenses for services provided by the Broadcast segment to the Local Sports segment. Such amounts are eliminated in consolidation.
(c)Capital expenditures exclude $19 million of repack capital expenditures expected to be reimbursed in the future from the TV Broadcaster Relocation Fund administered by the FCC.
(d)Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(e)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring transaction, COVID, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense and sports rights amortization; less sports rights payments and programming payments. Refer to the reconciliation on the last page of this press release and the Company's website.

Consolidated Balance Sheet and Cash Flow Highlights:
•Total Company debt as of June 30, 2021 was $12,539 million, which includes Diamond Sports Group LLC (DSG) debt of $8,128 million.

•Cash and cash equivalents for the Company as of June 30, 2021 was $964 million, which includes $408 million held at DSG.

~~•~~As of June 30, 2021, 51.6 million Class A common shares and 23.8 million Class B common shares were outstanding, for a total of 75.4 million common shares.

•In June, the Company paid a $0.20 per share quarterly cash dividend to its shareholders.

•Routine capital expenditures in the second quarter of 2021 were $13 million with another $4 million related to the spectrum repack.

•The Local Sports segment's media production expense included $829 million of sports rights amortization, while sports rights payments in the quarter were $403 million.

Notes:
Certain reclassifications have been made to prior years' financial information to conform to the presentation in the current year.

Outlook:
The Company currently expects to achieve the following results for the three months ending September 30, 2021 and the twelve months ending December 31, 2021.
The Company is closely monitoring the impact of the COVID-19 pandemic on all aspects of its business, including how it has and will continue to impact its advertisers, distributors, and professional sports leagues. The Company is currently unable to predict the extent of the impact that the COVID-19 pandemic will have on its financial condition, results of operations and cash flows in future periods due to numerous uncertainties. For additional discussion of how the COVID-19 pandemic has impacted the Company’s business, please see the section titled The Impact of COVID-19 on our Results of Operations in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, which will be updated in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2021.

For the three months ending September 30, 2021 ($ in millions)	Broadcast		Local Sports		Corporate and Other and Elimination		Consolidated
Revenue Highlights:
Core advertising revenue							$440 to 458
Political revenue							5 to 7
Advertising revenue	$277 to 289		$119 to 127		$49		$445 to 465
Distribution revenue	369 to 371		642 to 689		49		1,061 to 1,109
Other media revenue	46 to 47	(a)	7 to 9		(27) to (26)	(a)	28 to 29
Media revenues	693 to 707		769 to 824		70 to 71		1,533 to 1,602
Non-media revenue	—		—		16		16
Total revenues	$693 to 707		$769 to 824		$86 to 87		$1,549 to 1,618

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$476 to 479		$737 to 738	(a)	$75 to 76	(a)	$1,289 to 1,292
Sports rights amortization included in media production expenses	—		532	(b)	—		532
Non-media expenses	—		—		20		20
Corporate overhead			2				33
Stock-based compensation and non-recurring costs for transaction, legal, litigation and regulatory fees included in corporate and media expenses above			24				41
Depreciation, intangible & programming amortization			79				168

Other Highlights:
Sports rights payments	—		$331	(b)	—		$331
Program contract payments							27
Interest expense (net)(c)			102				145
Income tax benefit							Approximately 17% effective tax rate
Net cash tax payments							Less than $1 million
Payments to noncontrolling interest holders, including preferred dividend(d)			23 to 28				24 to 29
Total capital expenditures, including repack			6				40
Repack capital expenditures							5
Adjusted EBITDA(e)			$255 to 308				$422 to 488
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)The Broadcast segment includes $28 million of revenue for services provided by the Broadcast segment to the Local Sports and Other segments and the Local Sports segment includes $28 million of selling, general, and administrative expenses for services provided by the Broadcast segment to the Local Sports segment. Such amounts are eliminated in the Consolidated column.
(b)Includes approximately $9 million of lower payments to and rebates from teams for sports rights overpayments tied to minimum game guarantees carried over from 2020.
(c)Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(d)Preferred dividend is expected to be paid in-kind in the quarter ending September 30, 2021.
(e)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, plus impairment loss and non-recurring transaction and transition service, COVID, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense and sports rights amortization; less sports rights payments and programming payments. Refer to the reconciliation on the last page of this release and the Company's website.

For the twelve months ending December 31, 2021 ($ in millions)	Broadcast	Local Sports		Corporate and Other and Elimination		Consolidated
Revenue Highlights:
Media revenues		$3,079 to 3,223	(a)
Non-media revenue				53		53

Expense Highlights:
Media programming & production expenses and media selling, general and administrative expenses	$1,914 to 1,919	$3,113 to 3,116	(b)	$238 to 240	(b)	$5,264 to 5,274
Sports rights amortization included in media production expenses	—	2,348	(c)	—		2,348
Non-media expenses	—	—		68		68
Corporate overhead		10				163
Stock-based compensation and non-recurring costs for transaction, legal, litigation and regulatory fees included in corporate and media expenses above		74				180
Depreciation, intangible & programming amortization		319				684

Other Highlights:
Sports rights payments	—	1,867	(c)	—		1,867
Program contract payments						101
Interest expense (net)(d)		406				582
Income tax benefit						Approximately 20% effective tax rate
Net cash tax refunds						Approximately $208 million
Payments to noncontrolling interest holders, including preferred dividend(e)		102 to 116				110 to 123
Total capital expenditures, including repack		27				115 to 135
Repack capital expenditures						20
Adjusted EBITDA(f)		$512 to 652
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Includes approximately $30 million for the reversal of previously accrued rebates to distributors tied to minimum game guarantees.
(b)The Local Sports segment includes approximately $110 million of selling, general, and administrative expenses for services provided by the Broadcast segment to the Local Sports segment.
(c)Includes approximately $112 million of lower payments to and rebates from teams of sports rights payments tied to minimum game guarantees.
(d)Interest expense excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(e)Preferred dividend is expected to be paid in-kind in the quarters ending September 30, 2021 and December 31, 2021.
(f)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, plus impairment loss and non-recurring transaction and transition service, COVID, legal, litigation and regulatory costs, as well as certain non-cash items such as stock-based compensation expense and sports rights amortization; less sports rights payments and programming payments. Refer to the reconciliation on the last page of this release and the Company's website.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its second quarter 2021 results on Wednesday, August 4, 2021, at 9:30 a.m. ET. The call will be webcast live and can be accessed at www.sbgi.net under "Investors/ Webcasts." After the call, an audio replay will remain available at www.sbgi.net. The press and the public will be welcome on the call in a listen-only mode. The dial-in number is (877) 407-8033.

About Sinclair:
Sinclair is a diversified media company and leading provider of local sports and news. The Company owns and/or operates 21 regional sports network brands; owns, operates and/or provides services to 185 television stations in 86 markets; is a leading local news provider in the country; owns multiple national networks; and has TV stations affiliated with all the major broadcast networks. Sinclair’s content is delivered via multiple platforms, including over-the-air, multi-channel video program distributors, and digital platforms. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Sinclair Broadcast Group, Inc. and Subsidiaries
Preliminary Unaudited Consolidated Statements of Operations
(In millions, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
REVENUES:
Media revenues	$1,600	$1,260	$3,097	$2,834
Non-media revenues	12	23	26	58
Total revenues	1,612	1,283	3,123	2,892

OPERATING EXPENSES:
Media programming and production expenses	1,345	383	2,368	1,211
Media selling, general and administrative expenses	234	186	447	396
Amortization of program contract costs	22	21	45	44
Non-media expenses	14	21	31	51
Depreciation of property and equipment	28	26	56	50
Corporate general and administrative expenses	36	32	97	81
Amortization of definite-lived intangible and other assets	119	150	244	300
Gain on asset dispositions and other, net of impairment	(8)	(28)	(22)	(60)
Total operating expenses	1,790	791	3,266	2,073
Operating (loss) income	(178)	492	(143)	819

OTHER INCOME (EXPENSE):
Interest expense including amortization of debt discount and deferred financing costs	(160)	(165)	(311)	(345)
Gain on extinguishment of debt	—	3	—	5
Income (loss) from equity method investments	2	(7)	11	(13)
Other (expense) income, net	(61)	4	63	—
Total other expense, net	(219)	(165)	(237)	(353)
(Loss) income before income taxes	(397)	327	(380)	466
INCOME TAX BENEFIT (PROVISION)	69	(54)	78	(42)
NET (LOSS) INCOME	(328)	273	(302)	424
Net income attributable to the redeemable noncontrolling interests	(5)	(12)	(9)	(32)
Net loss (income) attributable to the noncontrolling interests	1	(9)	(33)	(17)
NET (LOSS) INCOME ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$(332)	$252	$(344)	$375
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic (loss) earnings per share	$(4.41)	$3.13	$(4.59)	$4.39
Diluted (loss) earnings per share	$(4.41)	$3.12	$(4.59)	$4.36
Basic weighted average common shares outstanding (in thousands)	75,331	80,425	74,862	85,517
Diluted weighted average common and common equivalent shares outstanding (in thousands)	75,331	80,737	74,862	85,981

The Company considers Adjusted EBITDA to be an indicator of the operating performance of its assets. The Company also believes that Adjusted EBITDA is frequently used by industry analysts, investors and lenders as a measure of valuation.

Non-GAAP measures are not formulated in accordance with GAAP, are not meant to replace GAAP financial measures and may differ from other companies’ uses or formulations. The Company does not provide reconciliations on a forward-looking basis. Further discussions and reconciliations of the Company's non-GAAP financial measures to comparable GAAP financial measures can be found on its website www.SBGI.net.

Sinclair Broadcast Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measurements - Unaudited
All periods reclassified to conform with current year GAAP presentation
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Adjusted EBITDA
Net (loss) income attributable to Sinclair Broadcast Group	$(332)	$252	$(344)	$375
Add: Income from redeemable noncontrolling interests	5	12	9	32
Add: (Loss) Income from noncontrolling interests	(1)	9	33	17
Add: Income tax (benefit) provision	(69)	54	(78)	42
Add: Other (income) expense	(1)	(4)	(2)	1
Add: (Income) loss from equity method investments	(2)	7	(11)	13
Add: Loss (income) from other investments and impairments	63	1	(60)	3
Add: Gain on extinguishment of debt/insurance proceeds	—	(3)	—	(6)
Add: Interest expense	160	165	311	345
Less: Interest income	—	—	—	(2)
Less: Gain on asset dispositions and other, net of impairment	(8)	(28)	(22)	(60)
Add: Amortization of intangible assets & other assets	119	150	244	300
Add: Depreciation of property & equipment	28	26	56	50
Add: Stock-based compensation	13	15	46	28
Add: Amortization of program contract costs	22	21	45	44
Less: Cash film payments	(25)	(24)	(50)	(47)
Add: Amortization of sports programming rights	829	5	1,381	396
Less: Cash sports programming rights payments	(403)	(413)	(1,010)	(1,025)
Add: Transaction and transition service, COVID, legal and other non-recurring expense	35	9	67	29
Adjusted EBITDA	$433	$254	$615	$535

Forward-Looking Statements:
The matters discussed in this news release, particularly those in the section labeled "Outlook," include forward-looking statements regarding, among other things, future operating results. When used in this news release, the words "outlook," "intends to," "believes," "anticipates," "expects," "achieves," "estimates," and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, the potential impacts of the COVID-19 pandemic on our business operations, financial results and financial position and on the world economy, the impact of changes in national and regional economies, the significant disruption to the operations of the professional sports leagues and the macroeconomy caused by COVID-19 may result in the recognition of further impairment charges on our goodwill and definite-lived intangible assets, our ability to generate cash to service our substantial indebtedness, the completion of the FCC spectrum repack, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the successful execution of retransmission consent agreements, the successful execution of network and MVPD affiliation agreements, the successful execution of media rights agreements with professional sports teams, the impact of OTT and other emerging technologies and their potential impact on cord-cutting, the impact of MVPDs, vMVPDs, and OTT distributors offering "skinny" programming bundles that may not include all programming of our networks, our ability to identify and consummate acquisitions and investments and to achieve anticipated returns on those investments once consummated, the impact of pending and future litigation claims against the Company, the impact of FCC and other regulatory proceedings against the Company, uncertainties associated with potential changes in the regulatory environment affecting our business and growth strategy, and any risk factors set forth in the Company's recent reports on Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

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Investor Contacts:
Steve Zenker, VP, Investor Relations
Billie-Jo McIntire, Director, Investor Relations
(410) 568-1500

Media Contact:
Janine Warner, 5W, sinclair@5wpr.com